     Exhibit 4.10

     THIS CONDITIONAL WARRANT WAS ISSUED ON DECEMBER 21, 2001 AND SUCH ISSUANCE WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THIS CONDITIONAL WARRANT AND THE SECURITIES OBTAINABLE UPON EXERCISE HEREOF IS SUBJECT TO THE CONDITIONS ON TRANSFER SPECIFIED IN THE NOTE AND EQUITY PURCHASE AGREEMENT, DATED AS OF DECEMBER 21, 2001 (AS AMENDED FROM TIME TO TIME, THE “PURCHASE AGREEMENT”), BY AND AMONG THE ISSUER HEREOF, MIDDLEBY MARSHALL INC., THE PURCHASERS NAMED THEREIN, AND AMERICAN CAPITAL FINANCIAL SERVICES, INC., AS AGENT FOR THE PURCHASERS AND THE ISSUER HEREOF RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE ISSUER HEREOF TO THE HOLDER HEREOF WITHOUT CHARGE.

CONDITIONAL WARRANT

Date of Issuance: December 21, 2001	Certificate No. W-__

     FOR VALUE RECEIVED, THE MIDDLEBY CORPORATION, a Delaware corporation (the “Parent”), hereby grants to AMERICAN CAPITAL STRATEGIES, LTD., or its registered assigns (the “Registered Holder”) the right to purchase from Parent the number of shares (as adjusted from time to time hereunder, the “Conditional Shares”) of Parent’s Common Stock, $0.01 par value (“Common Stock”) set forth in paragraph 1D, at a price per share equal to $4.67 per share (as adjusted from time to time hereunder, the “Exercise Price”). This Conditional Warrant is one of one or more Warrants (collectively, the “Warrants”) issued by Parent to certain investors on December 21, 2001 in connection with the purchase of one or more Notes (as defined in the Purchase Agreement). Certain capitalized terms used herein are defined in Section 4 hereof. Certain capitalized terms used and not defined herein are defined in the Purchase Agreement. The amount and kind of securities purchasable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

     This Warrant is subject to the following provisions:

     Section 1. Exercise of Warrant.

     1A. Exercise Period. The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Determination Date to and including the date that is the tenth (10th) anniversary of the original date of issuance (the “Exercise Period”). Parent will give the Registered Holder written notice at least 30 days but not more than 90 days prior to the expiration of the Exercise Period.

(i) Exercise Procedure. This Warrant will be deemed to have been exercised when Parent has received all of the following items (the “Exercise Time”):

(a) a completed Exercise Agreement, as described in paragraph 1B executed by the Registered Holder exercising all or part of the purchase rights represented by this Warrant;

(b) this Warrant;

(c) if this Warrant is not registered in the name of the initial Registered Holder, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Registered Holder, in which case the initial Registered Holder will have complied with the provisions set forth in Section 7 hereof; and

(d) payment of an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the “Aggregate Exercise Price”) in the form of, at the Registered Holder’s option, (1) a check payable to Parent, (2) a wire transfer of funds to an account designated by Parent, or (3) cancellation of any debt and/or accrued but unpaid interest owed by Parent to the Registered Holder; provided, however, that the Registered Holder may exercise this Warrant in whole or in part by the surrender of this Warrant to Parent, with a duly executed Exercise Agreement marked to reflect “Net Issue Exercise“and specifying the number of shares of Common Stock to be purchased and upon such Net Issue Exercise, the Registered Holder shall be entitled to pay the exercise price for Common Stock purchased hereunder by cancellation of shares of Common Stock to be purchased hereunder, valued at Fair Market Value less the Exercise Price thereof.

(ii) Certificates for shares of Common Stock purchased upon exercise of this Warrant will be delivered by Parent to the Registered Holder within ten (10) days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, Parent will prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant that have not expired or been exercised and will, within such ten-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

(iii) The Common Stock issuable upon the exercise of this Warrant will be deemed to have been issued to the Registered Holder at the Exercise Time, and the Registered Holder will be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

(iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant will be made without charge to the Registered Holder for any issuance tax in respect thereof or other cost incurred by Parent in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant will, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

(v) Parent will not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner that interferes with the timely exercise of this Warrant. Parent will from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

(vi) Parent shall assist and cooperate with any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by Parent).

(vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or sale of Parent, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of Parent in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(viii) Parent shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrants such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, except those that may be created by the Registered Holder. Parent shall use its best efforts to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by Parent upon each such issuance).

     1B. Exercise Agreement. Upon any exercise of this Warrant, the Exercise Agreement will be substantially in the form set forth in Exhibit I hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement will also state the name of the Person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it will also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement will be dated the actual date of execution thereof.

     1C. Fractional Shares. If a fractional share of Common Stock would, but for the provisions of paragraph 1A, be issuable upon exercise of the rights represented by this Warrant, Parent will, within ten (10) days after the date of the Exercise Time, deliver to the Registered Holder a check payable to the Registered Holder in lieu of such fractional share in an amount equal to the difference between the Fair Market Value of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

1D. Determination of Conditional Shares.

(i) The number of Conditional Shares shall be determined as of the earlier to occur (the “Determination Date”) of (A) the payment in full of the Notes in accordance with the terms of the Purchase Agreement and (B) September 14, 2006.

(ii) On the Determination Date, the IRR received with respect to the Notes and Warrants, assuming that the Warrants are exercisable into 5.5% of the issued and outstanding Common Stock of Parent on a fully diluted basis at the time of Closing (the “Securities”), shall be determined in accordance with Section 13.18 of the Purchase Agreement. In the event that the Registered Holder’s IRR with respect to the Securities is less than 18%, the number of Conditional Shares shall be equal to (A) the sum of 181,113 shares (such number of shares, the “Stage 1 Conditional Shares”) plus the lesser of (1) the number of shares of Common Stock that would result in the Registered Holder realizing an IRR of 18% on its investment in Securities or (2) 263,987 shares (such number of shares, the “Stage 2 Conditional Shares”), multiplied by (B) the Warrant Fraction.

(iii) In the event that the Registered Holder’s IRR with respect to the Securities is greater than or equal to 18% and less than or equal to 25%, the number of Conditional Shares shall be equal to (A) 181,113 shares (such number of shares, the “Stage 3 Conditional Shares”) multiplied by (B) the Warrant Fraction.

(iv) In the event that the Registered Holder’s IRR with respect to the Securities is greater than 25%, the number of Conditional Shares shall be equal to (A) the lesser of (1) the number of shares of Common Stock required for the Registered Holder to realize an IRR of 25% or (2) 181,113 (such number of shares, the “Stage 4 Conditional Shares”) multiplied by (B) the Warrant Fraction.

(v) For purposes of this Warrant, the determination of IRR and the number of Conditional Shares, as required by this paragraph 1D, shall be made in accordance with this paragraph 1D and Section 13.18 of the Purchase Agreement.

(vi) In the event that the number of Conditional Shares shall be zero (0) (or less than zero) as of the Determination Date, this Conditional Warrant will immediately expire.

(vii) For purposes of this paragraph 1D, the Registered Holder of this Warrant shall be deemed to have purchased and own (A) the Imputed Notes and (B) the Imputed Primary Warrants.

     Section 2. Adjustment of Number of Conditional Shares. In order to prevent dilution of the rights granted under this Warrant, the number of Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares and Stage 4 Conditional Shares (if such adjustment is to occur on or before the Determination Date) or the number of Conditional Shares (if such adjustment is to occur after the Determination Date) shall be subject to adjustment from time to time as provided in this Section 2.

     2A. Adjustment of Number of Conditional Shares upon Issuance of Shares of Common Stock or Stock Equivalents. If and whenever on or after the Closing Date, Parent issues or sells, or in accordance with paragraph 2B is deemed to have issued or sold, any shares of Common Stock for a consideration per share of Common Stock less than the Fair Market Value per share of Common Stock at the time of such issue or sale (not including the issuance of shares of Common Stock pursuant to exercise of the Warrants), then forthwith upon such issue or sale, the Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares, as applicable, will be increased by multiplying such number by a fraction, (A) the numerator of which is the Fair Market Value per share of Common Stock at the time of such issue or sale and (B) the denominator of which is the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Fair Market Value per share of Common Stock at the time of such issue or sale times the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately prior to such issue or sale, plus (2) the aggregate consideration, if any, received by Parent upon such issue or sale, by (b) the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after such issue or sale; provided, however, that notwithstanding any other provision of this paragraph 2A or of paragraph 2B, no adjustment shall be made for the issuance of shares of Common Stock upon exercise of any Warrant issued in the name of the Registered Holder.

     2B. Effect on Conditional Shares of Certain Events. For purposes of determining the adjusted Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares of Common Stock under paragraph 2A, the following will be applicable:

(i) Issuance of Stock Equivalents. If Parent in any manner grants or issues Stock Equivalents (other than options to acquire Common Stock constituting, in the aggregate, two percent (2%) or less of the outstanding Common Stock (assuming the exercise in full of all options and warrants to acquire Common Stock then outstanding) issued or reserved for issuance to present and future directors, officers, employees and consultants of Parent pursuant to incentive programs) and the lowest price per share of Common Stock for which any one share of Common Stock of Parent or analogous economic right is issuable upon the exercise of any such Stock Equivalent is less than the Fair Market Value at the time of the granting or issuing of such Stock Equivalent, then such shares of Common Stock will be deemed to have been issued and sold by Parent for such price per share of Common Stock. For purposes of this paragraph, the “lowest price per share of Common Stock for which any one share of Common Stock or analogous economic right is issuable“will be equal to the sum of the lowest amounts of consideration (if any) received or receivable by Parent with respect to any one (1) share of Common Stock or analogous economic right upon the exercise of the Stock Equivalent (whether by conversion, exchange or otherwise) or other similar indication of the price per share of Common Stock as of the time of granting (such as the floor value for stock appreciation rights). No further adjustment of the Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares will be made upon the actual issue of such shares of Common Stock or upon the exercise of any rights under the Stock Equivalents.

(ii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Stock Equivalent, the additional consideration, if any, payable upon the issue, conversion or exchange of any Stock Equivalent, or the rate at which any Stock Equivalent is convertible into or exchangeable for shares of Common Stock changes at any time, the Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares in effect at the time of such change will be readjusted to the Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares that would have been in effect at such time had such Stock Equivalent still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in a decrease in the Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares then in effect, such adjustment will not be effective until after written notice thereof has been given by Parent to all Registered Holders of the Warrants.

(iii) Treatment of Expired and Unexercised Stock Equivalents. Upon the expiration of any Stock Equivalent or the termination of any right to convert or exchange any Stock Equivalent without the exercise of such Stock Equivalent, the Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares then in effect will be adjusted to the Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares that would have been in effect at the time of such expiration or termination had such Stock Equivalent, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in a decrease in the Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares then in effect, such decrease shall not be effective until after written notice thereof has been given to all Registered Holders of the Warrants.

(iv) Calculation of Consideration Received. If any shares of Common Stock or Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by Parent. In case any shares of Common Stock or Stock Equivalents are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by Parent will be the Fair Market Value of such consideration. In case any shares of Common Stock or Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which Parent is the surviving entity, the amount of consideration therefor will be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Stock Equivalents, as the case may be.

(v) Integrated Transactions. In case any Stock Equivalent is issued in connection with the issue or sale of other securities of Parent, together comprising one integrated transaction in which no specific consideration is allocated to such Stock Equivalent by the parties thereto, the Stock Equivalent will be deemed to have been issued without consideration.

(vi) Record Date. If Parent takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, or Stock Equivalents or (B) to subscribe for or purchase Common Stock or Stock Equivalents, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii) Former CEO Option Expiration. Upon Agent’s (as defined in the Purchase Agreement) receipt of a certificate of an authorized officer of Parent certifying to Agent that the Former CEO Options have expired, unexercised, the number of Stage 1 Conditional Shares, Stage 3 Conditional Shares and Stage 4 Conditional Shares shall each be reduced by 1,940 shares and the number of Stage 2 Conditional Shares shall be reduced by 2,828 shares, in each case, as such number of shares may be adjusted to reflect adjustments to the number of Stage 1 Conditional Shares, Stage 2 Conditional Shares, Stage 3 Conditional Shares, Stage 4 Conditional Shares or Conditional Shares effected pursuant to this Section 2 prior to the date of such expiration.

     2C. Subdivision or Combination of Common Stock. If Parent at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conditional Shares in effect immediately prior to such subdivision will be proportionately increased. If Parent at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conditional Shares in effect immediately prior to such combination will be proportionately decreased.

     2D. Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of Parent’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change”. Prior to the consummation of any Organic Change, Parent will make appropriate provision (as determined by the Board of Directors, but in form and substance reasonably satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) to insure that each of the Registered Holders of the Warrants will thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place. In any such case, Parent will make appropriate provision (in form and substance reasonably satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holder’s rights and interests to insure that the provisions of this Section 2 and Sections 3 and 4 hereof will thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than Parent, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Conditional Shares, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). Parent will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than Parent) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Registered Holders of Warrants representing a majority of the Common Stock obtainable upon exercise of all of the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

2E. Notices.

(i) Promptly upon any adjustment of the Conditional Shares, Parent will give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) Parent will give written notice to the Registered Holder at least 20 days prior to the date on which Parent closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii) Parent will also give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation will take place.

     Section 3. Dividends.

     3A. In the event that, during the term of the Warrants, Parent pays any cash dividend or makes any cash distribution to any holder of Common Stock each Registered Holder shall be entitled to receive in respect of its Warrant a dilution fee in cash (the “Dilution Fee”) on the date of payment of such dividend or distribution, which Dilution Fee shall be equal to the difference between (a) the product of (i) the highest amount per share paid to holders of Common Stock times (ii) the number of Conditional Shares to which the Holder is then entitled. No such dividend or distribution shall be paid unless the Holders shall have received advance written notice thereof at least ten (10) days prior to the record date.

     3B. If Parent declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then Parent will pay to the Registered Holder of this Warrant at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

     3C. Notwithstanding anything in this Section 3 to the contrary, the amounts payable pursuant to this Section 3 shall not be due and payable until the Determination Date. On the Determination Date, Parent shall pay to the Registered Holder an amount equal to the amount to which the Registered Holder would have been entitled under paragraphs 3A and 3B above had the Conditional Shares been determined as of the date of the payment of each such dividend, if any.

     Section 4. Definitions. The following terms have meanings set forth below:

     “Aggregate Exercise Price” shall have the meaning set forth in paragraph 1A.

     “Common Stock” shall mean Parent’s common stock, par value $.01 per share, and, except for purposes of the shares obtainable upon exercise of this Warrant, any capital stock of any class of Parent hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of Parent.

     “Conditional Shares” shall have the meaning set forth in the introductory paragraph hereof.

     “Conditional Warrants” shall mean Warrants issued pursuant to, and in the form of Exhibit B-2 of, the Purchase Agreement.

     “Determination Date” shall have the meaning set forth in paragraph 1D hereof.

     “Dilution Fee” shall have the meaning set forth in paragraph 3A.

     “Exercise Period” shall have the meaning set forth in paragraph 1A.

     “Exercise Price” shall have the meaning set forth in the introductory paragraph hereof.

     “Exercise Time” shall have the meaning set forth in paragraph 1A.

     “Fair Market Value” shall have the meaning set forth in the Purchase Agreement.

     “Former CEO Options” shall mean the options issued to Mr. David Riley to acquire, in the aggregate, 100,000 shares of Common Stock.

     “Fully Diluted Basis” shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of Stock Equivalents then outstanding (including Warrants), regardless of their exercise price or its equivalent.

     “Imputed Notes” shall mean Notes with a principal amount equal to the maximum amount of Notes sold under the Purchase Agreement multiplied by the Warrant Fraction.

     “Imputed Primary Warrants” shall mean Primary Warrants in the aggregate amount sold or issued under the Purchase Agreement multiplied by the Warrant Fraction.

     “IRR” shall have the meaning set forth in the Purchase Agreement.

     “Liquidating Dividend” shall have the meaning set forth in paragraph 3B.

     “Organic Change” shall have the meaning set forth in paragraph 2D.

     “Parent” shall have the meaning set forth in the introductory paragraph hereof.

     “Person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     “Primary Warrants” shall mean all Warrants, other than any Conditional Warrants, issued pursuant to the Purchase Agreement.

     “Registered Holder” shall have the meaning set forth in the introductory paragraph hereof.

     “Securities” shall have the meaning set forth in paragraph 1D hereof.

     “Stage 1 Conditional Shares” shall have the meaning set forth in paragraph 1D hereof.

     “Stage 2 Conditional Shares” shall have the meaning set forth in paragraph 1D hereof.

     “Stage 3 Conditional Shares” shall have the meaning set forth in paragraph 1D hereof.

     “Stock Equivalents” shall mean any option, warrant, right or similar security or claim exercisable into, exchangeable for, or convertible to shares of Common Stock or the economic equivalent value of shares of Common Stock (including, by way of illustration, stock appreciation rights).

     “Warrants” shall have the meaning set forth in the introductory paragraph hereof.

     “Warrant Fraction” shall mean a fraction, the numerator of which is the number of Conditional Shares (as of the Date of Determination) for which this Warrant may be exercised and the denominator of which is the aggregate Conditional Shares (as of the Date of Determination) for all Conditional Warrants that have been sold or issued under the Purchase Agreement (as of the Date of Determination).

     Section 5. No Voting Rights; Limitations of Liability. This Warrant will not entitle the holder hereof to any voting rights or other rights as a stockholder of Parent. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of Parent.

     Section 6. Warrant Transferable. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of Parent.

     Section 7. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of Parent, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants will represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date Parent initially issues this Warrant will be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexplored and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the “Warrants”.

     Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to Parent (an affidavit of the Registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to Parent (provided that if the Registered Holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, Parent will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     Section 9. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant will be in writing and will be delivered personally, sent by reputable express courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so delivered, one (1) Business Day after being so sent or three Business Days after being so deposited in the U.S. Mail (i) to Parent, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder’s address as it appears in the records of Parent (unless otherwise indicated by such holder).

     Section 10. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and Parent may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Parent has obtained the written consent of the Registered Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of the Warrants; provided that no such action may change the Exercise Price of the Warrants or the number of shares or class of stock obtainable upon exercise of each Warrant without the written consent of the Registered Holders of Warrants representing at least 60% of the shares of Common Stock obtainable upon exercise of all the Warrants then outstanding.

     Section 11. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The construction, validity and interpretation of this Warrant will be governed by the internal law, and not the conflicts law, of the State of Illinois.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Parent has caused this Conditional Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

THE MIDDLEBY CORPORATION, a Delaware corporation By: /s/ —————————————— David B. Baker Vice President and Chief Financial Officer

EXHIBIT I

EXERCISE AGREEMENT

     To:

     Dated:

     The undersigned, pursuant to the provisions set forth in the attached Conditional Warrant (Certificate No. W-__), hereby agrees to subscribe for the purchase of ______ shares of the Common Stock covered by such Conditional Warrant and makes payment herewith in full therefor at the price per share provided by such Conditional Warrant.

|_| Check Box for Net Issue Exercise

[ ] —————————————— By: ————————————————— Name: ———————————————— Title: ———————————————— Address: —————————————— —————————————— ——————————————

EXHIBIT II

ASSIGNMENT

     FOR VALUE RECEIVED, _______________ hereby sells, assigns, and transfers all of the rights of the undersigned under the attached Conditional Warrant (Certificate No. W-__) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

[ ] —————————————— By: ————————————————— Name: ———————————————— Title: ———————————————— Address: —————————————— —————————————— ——————————————